Exhibit 15.1

April 3, 2013

SouFun Holdings Limited

F9M, Building 5, Zone E, Hanwei International Plaza

Fengmao South Road

Fengtai District, Beijing 100070

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Risk Factors” and “Regulations” in SouFun Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2012.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng